Exhibit (g)(2)

AMENDMENT AGREEMENT

AMENDMENT AGREEMENT, effective as of June 1, 2001, by and among MASTER INVESTMENT PORTFOLIO, a Delaware business trust (the “Trust”) and INVESTORS BANK & TRUST COMPANY, a Massachusetts trust company (“Investors Bank”).

WHEREAS the Trust and Investors Bank entered into a Custody Agreement dated October 21, 1996, as amended from time to time (the “Custodian Agreement”); and

WHEREAS, the Trust and Investors Bank desire to amend the Custodian Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1. Amendments.

(a) Section 1 of the Custodian Agreement is hereby amended by deleting such Section 1 in its entirety and inserting in lieu thereof the following:

“Bank Appointed as Custodian. The Trust hereby appoints the Bank as custodian of the Trust’s portfolio securities and cash delivered to the Bank as hereinafter described and the Bank agrees to act as such upon the terms and conditions hereinafter set forth. For the services rendered pursuant to this Agreement the Trust agrees to pay to the Bank fees as may be agreed to from time to time in writing between the parties.”

(b) Section 13.6 of the Custodian Agreement is hereby amended by deleting such Section 13.6 in its entirety and by inserting in lieu thereof, the following:

“Fees and Expenses of the Bank. The Trust, on behalf of a Master Portfolio, will pay or reimburse the Bank from time to time for any transfer taxes payable upon transfer of Portfolio Securities made hereunder. All necessary proper disbursements, expenses and charges made or incurred by the Bank in the performance of this Agreement (including any duties listed on Schedule C hereto) including any indemnities for loss, liabilities or expense to the Bank as provided above shall be paid as agreed in writing between the parties hereto, provided that, notwithstanding anything herein to the contrary, the Bank shall not be entitled to compensation and/or reimbursement for administrative services and/or expenses and liabilities by the Trust, with respect to the Master Portfolios, hereunder so long as the Bank is entitled to receive compensation and/or reimbursement for such services from Barclays Global Investors, N.A. (“BGI”) for providing sub-administrative services to the Trust on behalf of the Master Portfolios. If the Bank no longer is entitled to receive such compensation or fees and reimbursements from BGI, the Bank shall be entitled hereunder to such compensation or fees and reimbursements at such rate and at such times as it may agree to in writing from time to time with the Trust.”

(c) Schedule B to the Agreement is deleted in its entirety and reserved.

(d) Section 14(a) of the Custodian Agreement is hereby amended by deleting such Section 14(a) in its entirety and by inserting in lieu thereof, the following:

“This Agreement shall remain in effect until May 1, 2004 (the “Initial Term”), unless earlier terminated as provided herein. After the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive three-year terms (each a “Renewal Term”) unless notice of non-renewal is delivered by the non-renewing party to the other party no later than one-hundred-twenty (120) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be.”

(e) Section 14(b) of the Custodian Agreement is hereby amended by deleting such Section 14(b) in its entirety and by inserting in lieu thereof, the following:

“Notwithstanding subsection (a) above, either party hereto may terminate this Agreement at any time prior to the expiration of the Initial Term or any Renewal Term in the event that the other party violates any material provision of this Agreement, provided that the violating party does not cure such violation within ninety (90) days of receipt of written notice from the non-violating party of such violation.”

(f) Section 14(c) of the Custodian Agreement is hereby amended by deleting such Section 14(c) in its entirety and by inserting in lieu thereof, the following:

“Notwithstanding subsection (a) above, the Trust may terminate this Agreement at any time prior to the expiration of the Initial Term or any Renewal Term in the event that (i) the Board of Trustees determines that the performance of the Bank does not meet the reasonable satisfaction (considered in light of industry standards) of the Board of Trustees, provided that the Bank does not cure such unsatisfactory performance within ninety (90) days of receipt of written notice specifying such unsatisfactory performance; or (ii) if the Bank becomes the subject of any state or federal bankruptcy proceeding that is not dismissed within sixty (60) days of the initiation of such proceeding.”

(g) Section 14(d) of the Custodian Agreement is hereby amended by deleting such Section 14(d) in its entirety and by inserting in lieu thereof, the following:

“In the event of the termination of this Agreement, the Bank will immediately upon receipt or transmittal, as the case may be, of notice of termination, commence and prosecute diligently to completion the transfer of all cash and the delivery of all Portfolio Securities duly endorsed and all records maintained under Section 11 to the successor custodian when appointed by the Trust. The obligation of the Bank to deliver and transfer over the assets of the Trust’s Master Portfolios held by the Bank directly to such successor custodian will commence as soon as such successor is appointed and will continue until completed as aforesaid. If the Trust does not select a successor custodian within ninety (90) or one-hundred-twenty (120) days from the date of delivery of notice of termination the Bank may, subject to the provisions of subsection 14(c), deliver the Portfolio Securities and cash of the Trust’s Master Portfolio held by the Bank to a bank or trust company of its own selection that meets the requirements of Section 17(f)(1) of the 1940 Act and has a reported capital, surplus and undivided profits aggregating not less than $2,000,000, to be held as the property of the Trust’s Master Portfolios under terms similar to those on which they were held by the Bank, whereupon such bank or trust company so selected by the Bank will become the successor custodian of such assets of the Trust’s Master Portfolios with the same effect as though selected by the Board.”

(h) Section 14(e) of the Custodian Agreement is hereby amended by deleting such Section 14(e) in its entirety and by inserting in lieu thereof, the following:

“Prior to the expiration of ninety (90) or one-hundred-twenty (120) days after notice of termination has been given, the Trust may furnish the Bank with an order of the Trust advising that a successor custodian cannot be found willing and able to act upon reasonable and customary terms and that there has been submitted to the Master Portfolio’s interestholders the question of whether a Master Portfolio will be liquidated or will function without a custodian for the assets of the Master Portfolio. In that event the Bank will deliver the Portfolio Securities and cash of the Trust’s Master Portfolios, subject as aforesaid, in accordance with one of such alternatives that may be approved by the requisite vote of shareholders, upon receipt by the Bank of a copy of the minutes of the meeting of shareholders at which action was taken, certified by the Trust’s Secretary and an opinion of counsel to the Trust in form and content satisfactory to the Bank.”

(i) The Custodian Agreement is hereby amended to include the following paragraph as a new Sub-Section 14(f):

“At any time after the termination of this Agreement, the Bank agrees to make available to the Trust, at its request, the records maintained by the Bank relating to the performance of its duties as custodian and to preserve such records for the periods prescribed in Rule 31a-2 under the 1940 Act.”

2. Miscellaneous.

(a) Except as amended hereby, the Custodian Agreement shall remain in full force and effect.

(b) This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

INVESTORS BANK & TRUST COMPANY

By:	/s/ Andrew M. Nesvet
Name:	Andrew M. Nesvet
Title:	Senior Director

MASTER INVESTMENT PORTFOLIO

By:	/s/ Richard H. Blank, Jr.
Name:	Richard H. Blank, Jr.
Title:	Secretary/Treasurer